Exhibit 99.1

Realtor.com Enters into Comprehensive Online Marketing Agreement with NRT Incorporated

     WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Feb. 3, 2005--Homestore, Inc. (NASDAQ:HOMS) and its Realtor.com business unit today announced that Realtor.com, the official Web site of the National Association of Realtors, has entered into a marketing agreement with NRT Incorporated to substantially enhance the presence of NRT's local operating companies on Realtor.com. NRT, a subsidiary of Cendant Corporation (NYSE:CD), owns and operates premier residential real estate brokerage companies in more than 35 major metropolitan markets in the United States and the United Kingdom under the banner of the Coldwell Banker(R), ERA(R) and Sotheby's International Realty(R) brands as well as The Corcoran Group and The Sunshine Group.
     The agreement provides NRT with expanded marketing and advertising capabilities on Realtor.com, by enhancing NRT listings and utilizing Featured Home and Featured Company inventory.
     "One of our top priorities for the last year has been to expand the content available to consumers on Realtor.com by increasing the number of enhanced listings on the site," said Allan Dalton, chief executive officer and president of Realtor.com. "We continue to explore many different strategies to accomplish this goal, including working with large brokerage operations like NRT."
     The contract is for one year, beginning April 1, 2005, with NRT holding renewal options for two additional years. Realtor.com will continue to market local Featured Home and Featured Agent advertising positions as well as numerous other marketing services to NRT's agents.
     Contemporaneously herewith, Homestore has filed with the SEC a report on Form 8-K which briefly describes the material terms and conditions of the marketing agreement.

     ABOUT HOMESTORE, INC.

     Homestore, Inc. (NASDAQ:HOMS) is the leading provider of real estate media and technology solutions. The Company operates the No. 1 network of home and real estate Web sites including flagship site Realtor.com, the official Web site of the National Association of Realtors and HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders. Homestore also operates RENTNET(R), an apartments, corporate housing and self-storage resource and SeniorHousingNet(R), a comprehensive resource for seniors, as well as Homestore.com(R), a home information resource. Homestore's print businesses are Homestore(R) Plans and Publications and Welcome Wagon(R). Homestore's professional software division includes Top Producer(R) Systems, a leading provider of real estate sales productivity applications. For more information: http://ir.homestore.com.

     ABOUT REALTOR.COM

     Realtor.com, "Where the world shops for real estate online(TM)," is the official Web site of the National Association of Realtors. Ranked as the No. 1 homes-for-sale site, Realtor.com currently offers potential homebuyers more than two million Realtor-listed homes for sale as well as the most brokers and agents to contact. The site also provides home sellers with the Internet's largest marketplace to reach a monthly average of more than four million consumers(a). By using Realtor.com, agents and companies have the power to customize the resources of the Realtor.com Web site to maximize their brand and productivity. The Realtor.com Web site is operated by Homestore, Inc. (NASDAQ:HOMS).

     REALTOR(R) is a federally registered collective membership mark, which identifies a real estate professional who is a Member of the NATIONAL ASSOCIATION OF REALTORS(R) and subscribes to its strict Code of Ethics. Other product or service names mentioned herein are the trademarks of their respective owners.

     (a) comScore Media Metrix - December 2004


     CONTACT: Homestore, Inc.
              Erin Campbell, 805-557-2303
              erin.campbell@homestore.com